Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 21st day of August, 2008, by and between Billie J. Eustice and the Gary L. Little Trust  (each a “Seller” and collectively “Sellers”), and Arkanova Acquisition Corporation (“Buyer”).

Background

A.                                   Sellers together, in equal proportions, are the sole record and beneficial owners of 100% of the issued and outstanding shares of the common stock (the “Stock”) of Prism Corporation, an Oklahoma corporation  (“Prism”);

B.                                     Prism is the sole record and beneficial owner of 100% of the membership interests of Provident Energy Associates of Montana, LLC, a Montana limited liability company (“Provident”);

C.                                     Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Stock, upon the terms and subject to the conditions set forth herein.

Terms and Conditions

In consideration of the mutual benefits to be derived from this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.                                       Sale and Purchase of the Stock.  Upon the terms and subject to the conditions stated in this Agreement, at the Closing (as defined in Section 3(a) hereof), Sellers will sell, transfer, convey, assign, and deliver to Buyer, free and clear of all liens, claims, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature (collectively, “Liens”), and Buyer thereupon will purchase and acquire from Sellers, all of the right, title, and interest of Sellers in and to the Stock (the “Transaction”).

2.                                       Purchase Price and Payment.

(a)                                  Purchase Price.  The total purchase price (“Purchase Price”) for the Stock will be an amount equal to the sum of:

(i)                                     Six Million and No/100 Dollars ($6,000,000.00) plus the amount of the expenditures by Provident to be paid as provided in Section 2(c) of this Agreement (including the Earnest Money Deposit, as such term is described in Section 2(b) hereof), payable by Buyer to Sellers at the Closing by certified check or by wire transfer of immediately available funds pursuant to wire transfer instructions which will be provided by Sellers to Buyer (the “Cash Payment”), and

(ii)                                  A deferred payment payable pursuant to Section 2(d) of this Agreement (the “Deferred Payment”).

Each Seller will receive one-half of the Cash Payment (the entire purchase price in the aggregate) at Closing, and the Deferred Payment, when paid.

(b)                                 Earnest Money Deposit.  Upon execution of this Agreement by Sellers, Buyer shall pay to Sellers in equal portions, the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) as a non-refundable deposit towards the Cash Payment (the “Earnest Money Deposit”).   In the event that the Sellers have satisfied the conditions to consummate the Transaction set forth in Sections 3(c)(i) and 3(c)(ii), as of the Closing Date (as such term is defined in Section 3(a) hereof), and the Closing does not occur, through no fault of the Sellers,  then the Earnest Money Deposit will be forfeited and, without further action, consent or notice, fully released to the Sellers (in equal proportions).   The Earnest Money Deposit will be returned to Buyer by Sellers in the event that the Sellers fail or refuse to consummate the Transaction on the Closing Date for any reason other than actions or any failure of Buyer to be ready, willing and able to consummate the Transaction on the Closing Date, including but not limited to Buyer’s having satisfied the conditions to consummate the Transaction set forth in Section 3(b)(i) and 3(b)(ii).

(c)                                  Well Expenditure Payment.  As part of the Purchase Price, Buyer shall pay Sellers, at the Closing as provided in Section 2(a) of this Agreement, the amount of the expenditures that Provident has made pursuant to its agreement with the Blackfoot Tribal Council with respect to the wells in the Two Medicine Cut Bank Sand Unit in Pondera and Glacier Counties, Montana (the “Unit”), from August 1, 2008, to the Closing Date (the “Well Expenditure Payment”).

(d)                                 Deferred Inventory Payment

(i)                                     At the Closing, Sellers will provide a written report to Buyer of all gas, oil and other mineral inventory of Provident or Prism, produced by the Unit and held in storage tanks or in transit, as of the Closing Date (collectively the “Inventory”).

(ii)                                  (ii)  Buyer will use its best efforts to sell the Inventory at the then current fair market value, and within a reasonable time not to exceed thirty (30) days following the Closing.   The Inventory will be sold on a first-in-first-out basis.   Within forty-five (45) days following the date Buyer sells the Inventory, Buyer will deliver to Sellers, in equal portions, the gross proceeds received from such sale (the “Deferred Payment”), along with written evidence of the sales price for the Inventory.

3.                                       Closing Matters.

(a)                                  The Closing.   The consummation of the Transaction (the “Closing”) will take place at the offices of Munsch, Hardt, Kopf & Harr, P.C., 3800 Lincoln Plaza, 500 N. Akard, Dallas, TX 75201, at 11:00 a.m. CST, on September 4, 2008 (the date of the Closing being herein referred to as the “Closing Date”).   The Closing shall be deemed to be effective at 12:01 a.m. on the Closing Date.

(b)                                 Conditions to Sellers’ Obligation to Close.   The obligations of the Sellers to consummate the Transaction are subject to the satisfaction or waiver by the Sellers (any such waiver to be evidenced in writing), at or prior to the Closing, of the following conditions:

(i)                                     the representations and warranties of the Buyer contained in Section 6 of this Agreement being true and correct in all material respects as of the Closing Date;

(ii)                                  Buyer having performed the obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof, including but not limited to delivery of each document and item, and taking of such actions, listed in Section 3(d)(ii) of this Agreement; and

(iii)                               all actions to be taken by the Buyer in connection with consummation of the Transaction and all certificates, opinions, instruments, and other documents required to effect the Transaction being reasonably satisfactory in form and substance to the Sellers.

(c)                                  Conditions to the Buyer’s Obligation to Close.  The obligation of the Buyer to consummate the Transaction is subject to the satisfaction or waiver by the Buyer (any such waiver to be evidenced in writing), at or prior to the Closing, of the following conditions:

(i)                               the representations and warranties of the Sellers contained in Section 5 of this Agreement (subject to any qualifications stated therein), will be true and correct in all material respects as of the Closing Date;

(ii)                            Sellers shall have performed in all material respects each of Sellers’ obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof, including but not limited to delivery of each document and item, and taking of such actions, listed in Section 3(d)(i) of this Agreement;

(iii)                               there having been no event or circumstance, which has or will likely have, a material adverse effect on Prism, Provident or the Transaction;

(iv)                              the results of Buyer’s due diligence review of the assets and liabilities of Prism and Provident being to its reasonable satisfaction, and

(v)                                 all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

(d)                                 Deliveries at the Closing.

(i)                                     Deliveries by Sellers.  Sellers shall deliver, or cause to be delivered, to Buyer at Closing (a) the original stock certificates of Prism representing the Stock, together with a stock power or endorsement duly executed by Sellers for transfer to Buyer on the records of Prism, (b) a certificate executed by each of Sellers and dated the Closing Date certifying that the conditions set forth in Sections 3(c)(i), 3(c)(ii) and 3(c)(iii) have been fulfilled and, (b) such other documents as Buyer may reasonably request to consummate the Transaction.

(ii)                                  Deliveries by Buyer.  Buyer shall deliver, or cause to be delivered, to Sellers at Closing (a) the Cash Payment (less the Earnest Money Deposit) in accordance with Section 2 hereof, (b) the Well Expenditure Payment, (c) a certificate executed by an officer of the Buyer and dated the Closing Date certifying, with respect to the Buyer, as to its Articles of Organization (or equivalent charter document), the incumbency and the resolutions adopted by the board of directors of Buyer with respect to this Agreement and the Transaction, and that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) have been fulfilled; (d) the Releases (as such term is defined  in Section 4 of this Agreement), (e) full and complete releases of Sellers and their respective affiliates and representatives of all liabilities executed by Great Bear Consulting and Joe Loftis, and (f) such other documents as Sellers may reasonably request to consummate the Transaction

4.                                       Release.   In consideration of the sale of the Stock by each Seller, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, effective on the Closing,  Buyer  shall cause each of Prism and Provident  to fully and unconditionally release and forever discharge and holds harmless each Seller and each Seller’s respective heirs, assigns and estates, from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, liabilities and or damages of every kind and nature whatsoever, whether now existing or known, arising out of the management or operation of the respective businesses and any transaction or circumstance occurring or existing or related to the period of time prior to the Closing, relating in any way, directly or indirectly, to the respective businesses, that Prism or Provident may now have or may hereafter claim to have against any Seller; provided, however, that, the foregoing release will not affect any obligations of any Seller to Buyer under this Agreement (collectively the “Releases”).

5.                                       Representations and Warranties of Sellers.  Except as disclosed on the Schedules to this Agreement (each of which corresponds to the appropriate numbered section of this Agreement to which each such disclosure relates), Sellers individually and separately (not jointly and severally) represent and warrant to Buyer as of the date of this Agreement and the Closing Date the matters set forth below.

(a)                                  Authorization of the Transaction.

(i)                                     Each Seller has the necessary legal capacity (in the case of an individual person), or has the power and authority (if other than an individual person) to execute and deliver this Agreement and to perform that Seller’s obligations hereunder and to consummate all of the transactions contemplated hereby, including but not limited to the transfer, assignment and sale of the Stock.

(ii)                                  This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.

(iii)                               The execution, delivery and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby do not breach or constitute a default under any loan or purchase agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement binding on or affecting either Seller or any of his property or assets, the breach of which, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on a Seller.

(iv)                              No governmental authorization, and no consent, approval or authorization of, or notice to, or other action by, any other person, is required for the due execution, delivery, recordation, filing or performance by either Seller of this Agreement, or for the Transaction, except for any such authorization or consent which has been or will be obtained prior to the time at which it is required to be obtained.

(b)                                 Capitalization.   There are 15,000 shares of authorized stock of Prism, of which 1,000 is issued and outstanding.  500 shares of the Stock are held legally and beneficially by Billie J. Eustice and 500 shares of the Stock are held legally and beneficially by the Gary L. Little Trust.   There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase, issuance, grant, sale, redemption, assignment, transfer or acquisition of any shares of Prism’s capital stock, or any profits interests granted or outstanding.  The Stock represents all of the issued and outstanding shares of capital stock of Prism.  All of the shares of Stock are duly authorized, validly issued, fully paid and nonassessable.  Prism is the sole owner of 100% of the membership interests of Provident.

(c)                                  Title to the Stock.  Sellers have good and marketable title to the Stock, free and clear of all Liens.  At the Closing and subject to delivery by Buyer of those items set forth in Section 3(d)(ii) of this Agreement, Buyer will receive good and marketable title to the Stock, free and clear of all Liens.

(d)                                 Financial Statements.  Sellers will deliver to Buyer as soon as reasonably practical following the execution of this Agreement, Prism’s unaudited financial statements (including balance sheets, statements of operations and statements of cash flows) for the one year period ended June 30, 2008 (the “Financial Statements”).    The Financial Statements (a) fairly present the assets, liabilities and financial condition and results of operations indicated thereby for the period indicated thereon, and (b) contain and reflect all necessary adjustments for a fair representation of the Financial Statements as of the date and for the periods covered thereby.

(e)                                  Ownership of Assets.    The principal asset of Prism is its ownership of 100% of the membership interests of Provident, and the sole assets of Provident are (i) all of the leasehold interests comprising the Two Medicine Cut Bank Sand Unit in Pondera and Glacier Counties, Montana (the “Leasehold Interests”), and (ii) all of Provident’s equipment, parts, machinery, fixtures and improvements located on the Leasehold (collectively the “Unit”).    All furniture fixture and equipment of Prism will be delivered to or made accessible to Buyer at Closing.

(f)                                    Title to Leasehold Interests.   Provident has good and marketable title to the Leasehold Interests, free of all Liens, except (i) inchoate operators’ liens attributable to unbilled joint account expenditures, and (ii) imperfections of title which do not materially interfere with the use, operation and possession or materially reduce the value of any particular Leasehold Interests or the production and sale of hydrocarbons for the account of Provident therefrom.

(g)                                 Environmental and Safety Requirements.   To Sellers’ knowledge, Provident is in material compliance with all applicable Environmental and Safety Requirements (as defined below) relating to the Unit.   To Sellers’ knowledge, there are no outstanding or unaddressed and resolved written communications from any party with respect to Provident’s failure to comply with Environmental and Safety Requirements relating to any of the Provident’s owned or leased facilities used in the conduct of its business in connection with the Unit.  For purposes of this Agreement, “Environmental and Safety Requirements” means all federal, state, foreign and local laws, rules, regulations, ordinances, orders, statutes, and requirements relating to public health and safety, worker health and safety, pollution and protection of the environment (including without limitation the handling of any polluted, toxic or hazardous materials), all as amended through the date of this Agreement.    For purposes of this Agreement, “Knowledge” whether capitalized or not, means the actual awareness of such fact or matter of a Seller.    On or before Closing, Sellers will cause to be delivered to Buyer any and all written correspondence received by Prism from BLM / BIA, for Buyer’s review.

(h)                                 No Broker’s Fee.   Buyer will not incur any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees due or claimed to be due to any broker, finder, agent, representative, consultant, or similar person retained by or whose claims arise from contact with any Seller, Prism or Provident, or any affiliates of a Seller, as a result of the Closing of the Transaction.

(i)                                     Litigation.  Except as listed in Schedule 5(h), there is no suit, action, claim, investigation, litigation or proceeding pending, or to any Seller’s knowledge threatened, against or with respect to Prism or Provident (separately, a “Company” and collectively, the “Companies’) or any of their respective businesses or assets.   Neither Company is operating under, subject to or bound by, and none of their respective assets is subject to or bound by, any judgment, decree, injunction, writ, prohibition or order of any court or federal, state, municipal or other governmental body or agency or arbitrator.

(j)                                           Disclaimers.  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED HEREIN ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLERS EXPRESSLY DISCLAIM ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.  WITHOUT LIMITATION OF THE FOREGOING, THE STOCK AND CONSEQUENTLY THE UNIT SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY OTHER WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE HEREIN, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.  BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE UNIT FOR ALL PURPOSES AND SATISFIED ITSELF AS TO ITS PHYSICAL CONDITION, BOTH SURFACE AND SUBSURFACE.  BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE UNIT, AND BUYER SHALL ACCEPT ALL OF THE SAME IN ITS “AS IS”, “WHERE IS” CONDITION.  ALSO WITHOUT LIMITATION OF THE FOREGOING, BUT SUBJECT TO THE EXPRESS REPRESENTATIONS MADE IN THIS AGREEMENT ONLY, SELLERS MAKE NO ADDITIONAL WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF

HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE UNIT OR THE ABILITY OR POTENTIAL OF THE UNIT TO PRODUCE HYDROCARBONS OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLERS OR BY SELLERS’ AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLERS OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLERS AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

6.                                       Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Sellers that each of the following statements is true and correct as of the date of this Agreement and the Closing Date, unless as otherwise expressly stated herein:

(a)                                  Organization and Good Standing.  Buyer is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware with the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of property or the conduct of its business requires such qualification.

(b)                                 Power.  The Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the manager of Buyer, and no other proceedings, consent or actions on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby.

(c)                                  Enforcement.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.

(d)                                 Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not breach or constitute a default under any loan or purchase agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement binding on or affecting Buyer or any of his property or assets, the breach of which, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on Buyer.

(e)                                  Consents and Approvals.  No governmental authorization, and no consent, approval or authorization of, or notice to, or other action by, any other person, is required for the due execution, delivery, recordation, filing or performance by Buyer of this Agreement, or for any of the other transactions contemplated hereby, except for any such authorization or consent which has been or will be obtained prior to the time at which it is required to be obtained

(f)                                    Litigation.  There is no action, suit, or proceeding pending or, to the knowledge of Buyer, threatened, which in any way involves or affects the Buyer, by or before any court, governmental entity or arbitration panel or any other Person.

(g)                                 Available Financing.  Buyer has readily available to it adequate financing necessary to consummate the Transaction.

(h)                                 Investment Representations.  Buyer understands and acknowledges that:

(i)                                     Buyer is acquiring the Stock for its own account for the purpose of investment and not with a view to the resale or other distribution thereof.  By taking the Stock, it is prepared to continue to bear the economic risk of such investment for an indefinite period of time because the Stock has not been registered under the Securities Act of 1933, as amended (the “Act”) or applicable state securities laws.   As a result, the Stock must be held until they are registered under the Act and applicable state securities laws or an exemption from such registration is available.

(ii)                                  Sellers intend to, and Buyer agrees that Sellers may, place or cause to be placed a legend on the Stock, stating that they have not been registered under the Act or any applicable state securities laws and setting forth or referring to the restrictions on transferability and sale thereof.

(iii)                               As of the Closing Date, Buyer has had an opportunity to discuss Prism’s and Provident’s business, management and financial affairs with Sellers, has received all information he has requested from Prism or Provident, as applicable, and Sellers and believes such information is sufficient to make an informed decision with respect to his purchase of the Stock.

(iv)                              Buyer possesses the financial resources to bear the risk of economic loss with respect to his purchase of the Stock.  Buyer is aware that no guarantees have been or can be made by Sellers or any of their representatives respecting the future value, if any, of the Stock or the profitability or success of the business of Prism.

(v)                                 Buyer has such knowledge and experience in financial and business matters that it is able to evaluate the merits and make an informed investment decision with respect to his purchase of the Stock.

(vi)                              The offering of the Stock to Buyer was made only through direct, personal communication between Buyer and Sellers and not through public solicitation or advertising.

(vii)                           At the time Buyer was offered the Stock to be acquired hereunder, Buyer was and, at the Closing Date, Buyer is an “accredited investor” as defined in Rule 501(a) under the Act.

(i)                                     Existing Lawsuit.   Buyer has been informed of the material facts in connection with the lawsuit referenced as item 2 on Schedule 5(h) and has had the opportunity to ask to questions and obtain responses from the management of the Companies regarding such lawsuit.

(j)                                     No Broker’s Fee.   No Seller will not incur any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees due or claimed to be due to any broker, finder, agent, representative, consultant, or similar person retained by or whose claims arise from contact with Buyer, or any affiliates of Buyer, as a result of the Closing of the Transaction.

7.                                       Other Covenants and Agreements.

(a)                                  Access to Information.   Immediately following the execution  and deliver of this Agreement by the parties, Sellers will cause each Company to provide to the Buyer and its representatives reasonable access, upon notice and request, to all offices and other facilities of the applicable Company, and to all books and records of each Company, and to cause each Company to permit the Buyer to make such inspections and to make copies of such books and records as it may reasonably require and shall cause the officers of each Company to furnish the Buyer with such financial and operating data and other information as the Buyer may from time to time reasonably request.   Buyer and Sellers agree and acknowledge that the conditions of closing, set forth in Sections 3(b) and 3(c) are the sole and exclusive closing conditions.

(b)                                 Conduct of the Business of the Companies prior to the Closing Date.  Except as contemplated by this Agreement or as expressly agreed to in writing by Buyer during the period following the date of this Agreement and until the earlier of the Closing Date or termination of this Agreement (the “Pre-Closing Period”), Sellers shall cause the Companies to conduct their respective operations in the ordinary and usual course of business consistent with past practice, subject to the following conditions:

(i)                                     Ordinary Course of Business.  The business of the Companies shall be conducted diligently and only in the ordinary course of business in substantially the same manner as the Companies have heretofore conducted their businesses and the Companies shall not make any material change in personnel, operations, finance, accounting policies, or real or personal property.  Neither Sellers nor the Companies shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.  The Companies shall not acquire, or enter into any agreement or commitment to acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization, or any interest therein or division thereof.

(ii)                                  Maintenance of Assets.  The Companies shall maintain the Leasehold Interests in effect and keep their equipment in as good working order and condition as at present, ordinary wear and tear excepted, consistent with past practices and shall not sell, lease or otherwise dispose of any of the Leasehold Interests or their equipment other than in the ordinary course of business for full value consistent with past practice or as permitted by this Agreement.  The Companies shall not make any capital expenditures or capital additions or betterments except pursuant to the agreement between Provident and  the Blackfoot Tribal Council with respect to the wells in Unit and except as may be involved in ordinary repairs, maintenance and replacement of equipment.

(iii)                               Insurance of Assets.  The Companies shall keep in full force and effect present insurance policies or other comparable insurance coverage with respect to the Leasehold Interests, their equipment and potential liabilities.

(iv)                              Contracts and Commitments.  The Companies shall not make or renew, extend, amend, modify, or waive any material provisions of any lease, contract or commitment or relinquish or waive any material contract rights or agree to the termination of any lease or material contract except in the ordinary course of business.  The Companies shall use their commercially reasonable efforts to perform all obligations under agreements relating to or affecting their assets or their respective businesses.  The

Companies shall not sell, transfer, or otherwise dispose of any material part of their assets.

(v)                                 Debts and Liabilities.  The Companies shall not (i) create or incur any liabilities other than current liabilities incurred in the ordinary course of business; (ii) discharge or satisfy any lien, charge, encumbrance, nor pay any obligation or liability, absolute or contingent, except liabilities incurred in the ordinary course of business; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iv) make any loans, advances or capital contributions to, or investments in, any other person; (v) enter into or modify any contract to do any of the foregoing; (vi) pledge or otherwise encumber the Stock; or (vii) mortgage or pledge any of their assets, tangible or intangible.

(vi)                              Corporate Documents.  The Companies shall not amend their respective Certificates of Organization or other governing documents.

(vii)                           Maintenance of Business Organization.  The Companies shall use their respective commercially reasonable efforts to maintain and preserve their respective business organizations intact and retain in their employ their current employees.

(viii)                        Goodwill.  The Companies shall use their respective commercially reasonable efforts to preserve the goodwill of their respective surface owners, suppliers, customers, and those having business relations with the Companies and shall use their respective best efforts to retain their relationship with all of such persons or entities.

(ix)                                Litigation.  The Companies shall not institute, settle, or agree to settle any action or proceeding pending before any court or governmental body or take any other action with respect to existing litigation without prior consultation with Buyer and its legal counsel.

(x)                                   Conflicts.  The Companies shall not enter into any transactions or take any acts that if perfected or performed prior to the Closing Date, would constitute a breach of the representations, warranties and agreements of Sellers contained herein.

(xi)                                Capital Stock.  Except as consistent with this Agreement, the Companies shall not: (i) declare or pay any dividend (whether in cash, stock or property or any combination thereof) on or make any other distribution upon, or purchase, retire, or redeem any shares of their common stock, or set aside any funds for any such purpose; (ii) split, combine or reclassify any shares of their capital stock, or (iii) purchase or redeem or otherwise acquire any outstanding shares of capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities.  In addition, the Companies shall not issue or sell or obligate themselves to issue or sell any additional shares of their capital stock, whether or not such shares have been previously authorized or issued, or issue or sell any warrants, rights, or options to acquire any such shares, or to acquire any stock of any corporation or any interest in any business enterprise.

(xii)                             Tax Returns.  The Companies shall not amend any Tax Return or make any Tax election or settle or compromise any federal, state, local or foreign Tax liability material to the Companies.

(xiii)         Acquisition Proposals.  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of the Companies, Sellers or any affiliate, director, officer, manager, employee, or representative of either of them shall, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposal (as hereinafter defined) or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Companies or the their businesses to, any person that is considering making or has made an Acquisition Proposal.  Sellers and the Companies shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal to return to Sellers and the Companies all confidential information heretofore furnished to such person by or on behalf of Sellers or the Companies.  If Sellers shall hereafter receive any Acquisition Proposal, Sellers shall immediately communicate the terms of such proposal to Buyer.  The term “Acquisition Proposal,” as used in this Paragraph 7(b)(xiii), means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Companies or the acquisition of any equity interest in the Companies, or any of their assets other than the Transaction.

(c)           Confidentiality.  Prior to the Closing and after any termination of this Agreement, Buyer will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other laws, all confidential documents and information concerning the Companies and the Sellers furnished to the Buyer in connection with the Transaction, except to the extent that the information can be shown to have been (a) previously known on a nonconfidential basis by the party, (b) in the public domain through no fault of the party or (c) later lawfully acquired by such party from sources other than the Companies or the Sellers; provided, however, that the Buyer may disclose information (i) to its officers, directors, employees, accountants, counsel, consultants, advisors and agents with a need to know such information in connection with the transactions contemplated by this Agreement, so long as those persons are informed by the Buyer of the confidential nature of the information and are directed by the Buyer to treat such information confidentially, and (ii)  Buyer and its parent may disclose certain matters and information regarding the Transaction to the U.S. Securities and Exchange Commission (the “SEC”), as is necessary to comply with the reporting requirements of the U.S. Securities and Exchange Act of 1934, as amended (the “34 Act”), or the rules and regulations promulgated thereunder by the SEC; provided, however that Buyer first provide written notice to Seller of the information to be disclosed.   If this Agreement is terminated, the Buyer will, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Sellers, upon request, all documents and other materials, and all copies thereof, obtained from the Companies and the Sellers in connection with this Agreement that are subject to this confidentiality requirement.   The terms of this Section 7(c) will survive termination of the Agreement.

(d)           Public Announcements.  No party hereto shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make and disclosures relating thereto, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or the rules and regulations promulgated by the SEC, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other party.

(e)           Other Actions.  Each of the parties hereto will use their respective collective reasonable efforts to (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents; instruments and other papers, as in each case may be necessary, proper or advisable under applicable laws, or reasonably required to in order to carry out the terms and provisions of this Agreement, to satisfy each of the conditions to the parties obligations under Section 3 of this Agreement and to consummate and make effective the Transaction.

(f)            Dividends.  Sellers agree to waive any right to receive any accrued but unpaid dividends on the Stock as of the Closing Date.

(g)           Pre-Closing Distributions.  Buyer acknowledges and agrees that Sellers may cause each Company to distribute substantially all of their cash and accounts receivable to Sellers and that such distribution has been contemplated by Buyer in connection with its determination of the Purchase Price; provided, however, that at Closing, the Companies will retain an amount of current accounts receivable equal to, at minimum, the amount of accounts payable of the Companies as of the Closing Date.

(h)           Defense of Claims.  After the Closing, if Prism or Provident becomes a defendant or counter-defendant in connection with a lawsuit with respect to the matter described in item 1 of Schedule 5(h) and for which Buyer is seeking indemnification pursuant to Section 8, then Buyer agrees to cause Prism or Provident, as applicable, to vigorously defend against the claims made in such lawsuit with its commercially reasonable best efforts.

8.             Indemnification.

(a)           Survival; Right to Indemnification.  All representations, warranties, covenants and obligations of the parties contained in this Agreement and in any document or instrument executed and delivered in connection herewith shall survive the Closing, regardless of any investigation made by the parties hereto.  This Section 8 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.  No party to this Agreement shall have liability for indemnification to any other party with respect to any representation or warranty unless, on or before the date eighteen (18) months following of the Closing Date, the party seeking indemnification notifies the other parties of a claim in writing specifying the basis thereof in reasonable detail to the extent then known by the party seeking indemnification.

(b)           Sellers’ Indemnification.   Sellers, individually and separately (not jointly and severally), hereby indemnify and hold harmless Buyer, and each of its representatives, employees, officers, directors; stockholders, controlling persons and affiliates (collectively, the “Buyer Indemnified Persons”) from, and will pay to Buyer Indemnified Persons, the amount of, any loss, liability, claim, damage (including, without limitation, incidental and consequential damages), cost, expense (including; without limitation, interest, penalties, costs of investigation and defense and the reasonable fees and expenses of attorneys and other professional experts) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), directly or indirectly arising from, attributable to or in connection with:

(i)            any material representation or warranty made by a Seller in this Agreement or any of the Sellers’ deliveries at the Closing, that is, or was at the time made, materially false or inaccurate, or any breach of, or misrepresentation with respect to, any such representation or warranty;

(ii)           any breach by a Seller of any material covenant, agreement or obligation of the Sellers contained in this Agreement;

(iii)          the claim by Production and Maintenance, Inc. (“PMI”) for a bonus equal to 5% of the net profit of the Unit under that certain Management and Operations Agreement dated October 1, 1997 between PMI and Provident and more particularly described in Exhibit A attached hereto.

Notwithstanding anything to the contrary contained in this Agreement, Buyer acknowledges and agrees that no Seller will be responsible as an indemnifying party in an amount in excess of the lesser of (i) the product of (x) the Damages sought and (y) such Seller’s proportionate ownership of the Shares immediately prior to Closing, or (ii) the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).   Further, no Seller will be responsible for any amount in connection with Damages arising from the other Seller’s breach of his representation at Section 5(a) of this Agreement.  Notwithstanding the foregoing, or anything else to the contrary, no Seller will have any liability for indemnification with respect to the matters described in this Section 8(b) until the total of all damages with respect to such matters exceeds Fifty Thousand and No/100 Dollars ($50,000.00) (the “Deductible Amount”), and then only to the extent such indemnified Damages exceed the applicable Deductible Amount.   Anything to the contrary notwithstanding, the Sellers aggregate liability with respect to Damages and their indemnification may not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Maximum Amount”).

(c)           Buyer’s Indemnification.  Buyer agrees to indemnify and hold each Seller and each Seller’s respective nominees, successors, heirs, assigns, trustees, agents, employees and beneficiaries harmless from any and all third-party liabilities, claims, causes of action, penalties, demands, and expenses of any kind or nature whatsoever (including without limitation court costs and attorneys’ fees) arising out of, resulting from, relating or incident to (i) any material representation or warranty made by Buyer in this Agreement, that is, or was at the time made, materially false or inaccurate, or any breach of, or misrepresentation with respect to, any such representation or warranty; (ii) any breach by Buyer  of any material covenant, agreement or obligation of the Buyer contained in this Agreement, (iii)  the use, ownership or operation of Prism, Provident and the Unit;  (iv) the business of either Company, (v)  the development, maintenance or operation of the Unit during Buyer’s ownership thereof, and (vi) the Companies’ lawsuit with the Bullington Group, including, but not limited to, any past, present or future cost, expense or damages related to such dispute and the Listing Broker Services Agreement that is a part thereof and claims arising therefrom.  Buyer shall have no liability for indemnification with respect to any representation or warranty unless, on or before the date eighteen (18) months following of the Closing Date, Sellers notify Buyer of a claim specifying the basis thereof in reasonable detail to the extent then known by Sellers.

(d)           Procedure for Indemnification; Third Party Claims.

(i)            Promptly after receipt by an indemnified party under Section 8(b) or (c) of a written notice (the “Notice of Claim”) of the commencement of any action, suit or proceeding against it, or written threat thereof, such indemnified party will, if a claim is to be made against an indemnifying party under either of said sections, as applicable, give notice to the indemnifying party of the commencement of such action, suit or proceeding.  The indemnified party shall furnish to the indemnifying party in reasonable detail such information as the indemnified party may have with respect to such indemnification claims (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or assenting the same).  Subject to the limitations set forth in this Section 8, no failure or delay by the indemnified party in the performance of the foregoing shall reduce or otherwise affect the obligation of the indemnifying party to indemnify and hold the indemnified party harmless except to the extent that such failure or delay shall have materially and adversely affected the indemnifying party’s ability to defend against, settle or satisfy any action, suit or proceeding the claim for which the indemnified party is entitled to indemnification hereunder.

(ii)           If the claim or demand set forth in the Notice of Claim given by the indemnified party is a claim or demand asserted by a third party, the indemnifying party shall have 30 days after the Date of Notice of Claim to notify the indemnified party in writing of its election to defend such third party claim or demand on behalf of the indemnified party (the “Notice Period”); provided, however, that the indemnified party is authorized to file any motion, answer or other pleading which it deems necessary or appropriate to protect its interests during the Notice Period.  If the indemnifying party elects to defend such third party claim or demand, the indemnified party shall make available to the indemnifying party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate (at the sole cost and expense of the indemnifying party) with, and assist (at the sole cost and expense of the indemnifying party) the indemnifying party in the defense of, such third party claim or demand, and so long as the indemnifying party is diligently defending such third party claim in good faith, the indemnified party shall not pay, settle or compromise such third party claim or demand.  The indemnified party has the right to employ counsel separate from counsel employed by the indemnifying party in any such action and to participate therein, but the fees and expenses of such counsel will be at the indemnified party’s own expense, unless (a) the employment thereof has been specifically authorized by the indemnifying party, (b) such indemnified party will have been advised by counsel reasonably satisfactory to the indemnifying party that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel, or (c) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case the fees will be paid by the indemnifying party.  If the indemnifying party assumed the defense of any claim or proceeding in accordance with this Section 8(d)(ii), the indemnifying party will be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or proceeding, with the prior written consent of such indemnified party, not to be unreasonably withheld; provided, however, that the indemnifying party is not authorized to encumber any of the assets of any indemnified party or to agree to any restriction that would apply to any indemnified party or to its conduct of business; and provided further, that a condition to any such settlement is a complete release of such indemnified party and its affiliates, directors, officers, employees and agents with respect to such claim, including any reasonably foreseeable collateral consequences thereof.

(iii)          If the indemnifying party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the indemnified party shall have the right, in addition to any other right or remedy it may have hereunder at the indemnifying party’s expense, to defend such third party claim or demand.  The failure of the indemnified party to notify the indemnifying party as provided herein will not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure to notify.

(iv)          The term “Date of Notice of Claim” shall mean the date the Notice of Claim is effective pursuant to this Agreement.

(e)           Exclusive Remedies; Limitations.  Notwithstanding anything to the contrary contained herein, the remedies provided in this Section 8 are the exclusive remedies of the parties to this Agreement for breach of any representations, warranties, covenants or agreement in this Agreement and limit any other remedies that may be available to any indemnified party.  No Seller shall be jointly and severally liable for any Damages pursuant to this Section 8.

(f)            No Further Adjustments.  Following the adjustments under subsection (c) above, no further adjustments shall be made under this section, unless agreed to in writing between Buyer and Sellers.

9.             Miscellaneous Provisions.

(a)           No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

(b)           Costs and Expenses.  Buyer shall bear all of Buyer and Sellers’ costs and expenses (including, but not limited to, attorney’s fees) incurred in connection with the negotiation, preparation, execution, and Closing of this Agreement, regardless of whether this Agreement is subsequently terminated.

(c)           Notices.  Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, by telecopy or similar facsimile means, by express courier or delivery service, or by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested.  Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery (or earliest attempted delivery) as shown on the return receipt or returned envelope, whichever is applicable.  Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by telecopy or similar facsimile means shall be deemed given and received upon receipt only if received during, normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day).

For purposes of any notice provided or permitted to be given under this Agreement, the addresses of the parties shall be as follows:

If to Sellers:

Billie J. Eustice

2526 I East 71st Street

Tulsa, OK  74136

Facsimile No.:

and

The Gary L. Little Trust

2526 I East 71st Street

Tulsa, OK  74136

Attn: Glen Stoner, Trustee

Facsimile No.:

with a copy to:

Munsch, Hardt, Kopf & Harr, P.C.
3800 Lincoln Plaza
500 N. Akard Street
Dallas, TX  75201
Attn:  Mark L. Nastri
Facsimile No.:  214-978-5311

If to Buyer:

Arkanova Acquisition Corporation
21 Waterway Avenue

Suite 300

The Woodlands, TX

Attention: Pierre Mulacek

Facsimile No.:  281-362-2788

With a copy to:

Snell Wylie & Tibbals, P.C.

8150 North Central Expressway

Suite 1800

Dallas, TX 75206

Attention:  Phillip A. Wylie

Facsimile No.:  214-691-2501

Each party shall have the right, upon giving 10 days prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

(d)           Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns; provided that no party may assign its rights and obligations under this Agreement without the prior written consent of the other parties hereto.

(e)           Amendments and Waivers.  The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto.

(f)            Severability.  All agreements and covenants contained herein are severable and, in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.  Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority, and as to all other portions of such agreement or covenant they shall remain in full force and effect as originally written.

(g)           Further Assurances.  After the date hereof, each party hereto shall, at the request of any other party hereto, furnish, execute, and deliver such additional documents and instruments and further assurances as may be reasonably necessary to carry out the purposes and intent of this Agreement.

(h)           No Sales Taxes.  No sales, transfer or similar tax will be collected at the Closing from Buyer in connection with this transaction.  If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Sellers (and their affiliates and any directors, officers, employees, attorneys, contractors, agents, and attorneys) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Stock transferred pursuant hereto and the Buyer shall remit such taxes at that time.  Sellers and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

(i)            Entire Agreement.  This Agreement and the exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings between such parties with respect to such subject matter.

(j)            Governing Law; Venue.  This Agreement must be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement are governed by, the laws of the State of Oklahoma, without giving effect to provisions thereof regarding conflicts of law.

(k)         Survival of Representations and Warranties.  The representations and warranties set forth in Section 5 and Section 6 shall survive for a period of 18 months after Closing.   The covenants set forth in Sections 7(c),  8 and this Section 9 will survive termination of this Agreement until the end of the applicable statute of limitations period.

(l)            Multiple Counterpart.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one document; and furthermore, a facsimile signature shall be deemed an original.

(m)          Termination.

(i)            This Agreement may, by written notice given at or prior to the Closing in the manner provided in Section 9(c) hereof, be terminated or abandoned:

(a)           at any time at or prior to the Closing by mutual consent of Seller and Buyer;

(b)           at any time at or after September 4, 2008, by Seller or Buyer if the Closing shall not have occurred by such date;

(c)           at any time by Buyer if a material default or breach shall be made by Seller with respect to the due and timely performance of the covenants and agreements, or with respect to the correctness of or due compliance with any of its representations and warranties, contained herein and such default or breach cannot be cured and has not been waived; or

(d)           at any time by Sellers if a material default or breach shall be made by Buyer with respect to the due and timely performance of the covenants and agreements, or with respect to the correctness of or due compliance with any of its representations and warranties, contained herein and such default or breach cannot be cured and has not been waived;

provided, however, no such party may exercise any right of termination pursuant to this Section 9(m)(i) if the event giving rise to such termination right shall be due to the willful failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

(ii)           In the event of termination of this Agreement pursuant to Section 9(m)(i) (a), 9(m)(i)(b) or 9(m)(i)(d), the Earnest Money Deposit will be forfeited to Sellers (in equal proportions) by Buyer, and this Agreement will forthwith become void and there will be no liability or obligation on the part of Buyer, Sellers, or their respective officers, directors or shareholders, except that Sections 7(c), 8, 9(b), 9(c) and this Section 9(m) will survive any termination or expiration of this Agreement.

(n)           As used in this Agreement, the term “Business Day” means a day which is not a Saturday, Sunday or legal holiday.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signatures

To evidence the binding effect of the foregoing terms and conditions, the parties hereto have caused this Agreement to be executed and delivered as of, but not necessarily on, the date first above written.

Sellers:

/s/ Billie J. Eustice
Billie J. Eustice, Individually

THE GARY L. LITTLE TRUST

By:	/s/ Glen Stoner
Glen Stoner, Trustee

Buyer:

ARKANOVA ACQUISITION CORPORTION

By:	/s/ Pierre Mulacek
Pierre Mulacek, President

Schedule 5(h)

1.             There have been contractual agreements in the past between Provident and Production and Manufacturing, Inc., an independent contractor, concerning operational activities related to the Unit, which include a Management and Operations Agreement dated October 1, 1997., as amended.  It is Sellers’, Provident’s and Prism’s position that they are not subject to the 5% net profits terms of said Management and Operations Agreement.

2.             The Companies are  the Plaintiffs in a lawsuit  filed in the United States District Court for the District of Montana, Great Falls Division, against Murphy Phillips, individually, as Executor of the Estate of Floyd Fullingim and as Trustee of the Ford  and Myrtle Fullingim Trust, Wallace Bullington, O.O “Red” Thompson and Montex Energy Technologies, Inc. involving a Listing Agreement relating to the sale of Provident’s oil and gas properties.  It is Sellers’, Prism’s and Provident’s position that this Listing Agreement has expired and is unenforceable.  It is the position of the Defendants that the Listing Agreement has not expired.